Exhibit 10.10

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2.

EXECUTION VERSION

ASSET PURCHASE AND LICENSE AGREEMENT

This Asset Purchase and License Agreement (this “Agreement”) is made and entered into as of August 15, 2008 (the “Effective Date”), by and between Progressive Gaming International Corporation (“PGIC”), a Nevada corporation, and IGT (“IGT”), a Nevada corporation (each a “Party” and collectively the “Parties”).

WITNESSETH

WHEREAS, IGT has asserted that PGIC’s Casinolink® Jackpot System defined below infringes certain intellectual property rights of IGT;

WHEREAS, PGIC acknowledges and agrees that its Casinolink® Jackpot System may infringe upon certain intellectual property rights of IGT; and

WHEREAS, the Parties wish to amicably resolve all claims that have been asserted or could be asserted by and between IGT and PGIC.

NOW, THEREFORE, in consideration for settlement of potential outstanding claims of infringement of IGT’s intellectual property related to the Casinolink® Jackpot System and of the premises and the mutual promises and covenants herein contained and contained in the First Amendment to Intellectual Property License Agreement dated concurrently herewith, the Parties agree as follows:

ARTICLE 1

Definitions

“Application Fees” means (i) the gross fees charged by PGIC for the installation, use, and maintenance of any aspect of the Assigned Intellectual Property; and (ii) the gross recurring fees charged by PGIC for any aspect of the Assigned Intellectual Property. Application Fees exclude fees charged by PGIC for Casinolink® Enterprise Edition to the extent that the features and functionality of CEE do not include the features and functionality of the Assigned Intellectual Property.

“Assigned Intellectual Property” means the Casinolink® Jackpot System including the features and functionality set forth in Exhibit C hereto and including all related source code, object code, registered or unregistered copyrights, trade secret rights, product specifications, plans, designs, data and all other rights in confidential business or technical information, know-how, and any similar, corresponding, or equivalent rights to any of the forgoing anywhere in the world. Assigned Intellectual Property does not include Casinolink® Enterprise Edition, but only to the extent that the features and functionality of CEE are not included in the features and functionality set forth in Exhibit C.

“Casinolink® Enterprise Edition” or “CEE” means PGIC’s casino management system but only to the extent that it has features and functionalities distinct from CJS, and only such distinct features and functionalities. For the avoidance of doubt, CEE does not include CJS.

“Casinolink® Jackpot System” or “CJS” means PGIC’s management system providing centralized control of Progressive and Mystery jackpots for Electronic Gaming Machines both at single location and across multiple locations and as further as further set forth in Exhibit C. CJS does not include the Happy Hour Bonuses, Random Player Bonuses, or Player Credit Bonuses as implemented directly in CEE as of the Effective Date.

“Coin Slot or Coin Spot Table Progressives” means a bonus on a table game that grows in value as side wagers made by the player using a coin slot or coin spot are allocated to the bonus pool. At the occurrence of a triggering event, the bonus pool is awarded to the player and the bonus is reset to its initial value.

“Device” means an Electronic Gaming Machine, placed in a licensed gaming establishment that uses or incorporates any aspect of the Assigned Intellectual Property.

“End User” means the licensed operator of an Electronic Gaming Machine.

“Existing Wide Area Installations” has the meaning set forth in Section 4.2.2.

“Electronic Gaming Machine” or “EGM” means an electronic or electro-mechanical device including the peripheral components housed in its enclosure that is primarily designed and used for Gambling, and that has all of the following characteristics: (a) is used by the player to input the wager amount and otherwise initiate game play; (b) displays the amount wagered, the outcome of the wager, and the credit amount available to the player; (c) displays the outcome of the Gambling event to the player within five minutes of initiating the wager; and (d) is provided to the player by the EGM operator. The definition of an EGM is limited to the device in close proximity to the player and does not include supporting software and servers remote from the device. For the avoidance of doubt, and by way of example, personal computers, televisions, personal digital assistants (PDAs), and cellular and other mobile telephones are not primarily designed for Gambling and are not EGMs for the purposes of this defined term.

“Force Majeure Event” has the meaning set forth in Section 11.9.

“Future Application” has the meaning set forth in Section 4.3.

“Gambling” means an activity in a legally authorized jurisdiction where something of value is placed at risk upon an uncertain outcome that is predominantly determined by chance.

“IGT System” means the completed system described in the Software Customization and Integration Agreement entered into between the parties of even date herewith.

“Indemnified Party” has the meaning set forth in Section 9.1.

“Indemnifying Party” has the meaning set forth in Section 9.1.

“Installed Site” means a location having one or more installed Devices.

“Intellectual Property License Agreement” means the Intellectual Property License Agreement entered into between the Parties dated April 10, 2008 as modified by the First Amendment to Intellectual Property License Agreement executed concurrently with this Agreement and any subsequent amendments agreed to by the Parties.

“Lease-Participation Basis” means a financial model under which products are not sold but placed in the field with an End User in a manner which provides the lessor entity placing the product with an ongoing future revenue stream for the life of the placement.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

“License-Back” has the meaning set forth in Section 4.1 of this Agreement.

“Licensed Trademarks” means the Casinolink® Jackpot System trademark owned by PGIC.

“Mystery” or “Mysteries” means a bonus used with one or more Electronic Gaming Machines that uses central server(s) to perform all Mystery calculations and hits between a minimum value and maximum value. The Mystery algorithm checks each individual coin-in event against the hit point as it is received from each EGM to determine the winner. All Mystery bonuses are configured for a central site and not for remote sites. The Mystery algorithm disables all connected EGMs if there is a loss of communications with the central bonusing server. A Mystery bonus as defined herein does not include bonuses such as the Lucky Coin® bonus or the Happy Hour Bonuses, Random Player Bonuses, or Player Credit Bonuses as specified and as implemented directly in CEE as of the Effective Date. Mysteries do include scheduled Mysteries that are active during a particular time period, and count down Mysteries that limit the number of times a Mystery bonus can be awarded.

“Permitted Additional Installations” has the meaning set forth in Section 4.1.

“Progressive” or “Progressives” means a bonus with an Electronic Gaming Machine or group of Electronic Gaming Machines that grows in value as portions of each wager are allocated to the bonus pool. At the occurrence of a triggering event on the EGM, such as a winning symbol or combination of symbols, the bonus pool is awarded to the player and the bonus is reset to its initial value. Progressives may be tied to an individual EGM, a group of EGMs on the same gaming floor, or a group of EGMs spread across multiple gaming floors or Wide Area Network.

“Regulatory Trigger” has the meaning set forth in Section 10.1.

“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors, representatives, successors and assigns.

“SB” means server based.

“Third Party Claims” has the meaning set forth in Section 9.1.

“Wide Area Network” means a network connecting EGMs spread across multiple casinos or properties.

ARTICLE 2

Assignment of Intellectual Property

2.1 Assignment of Intellectual Property. PGIC hereby irrevocably grants, conveys, sells, assigns, transfers and delivers to IGT, its successors and assigns, all of PGIC’s rights, title, and interest throughout the world in and to the Assigned Intellectual Property.

2.2 Maintenance and Services. PGIC will provide maintenance and services with respect to the Assigned Intellectual Property in accordance with the terms of the Software Customization and Integration Agreement attached hereto as Exhibit A, and the Software Maintenance Agreement attached hereto as Exhibit B, each entered into by the Parties concurrently with this Agreement.

2.3 No Liabilities. It is understood and agreed that IGT will not assume, and PGIC will retain and discharge when due or otherwise satisfy any Liabilities of PGIC related to all uses of the Assigned Intellectual Property existing up until the Effective Date even if asserted or brought after the Effective Date.

2.4 Cooperation of PGIC. At anytime hereafter, and without further consideration, PGIC will execute and deliver to IGT such further instruments of conveyance and transfer as IGT may reasonably request to transfer or evidence the transfer the Assigned Intellectual Property to IGT.

2.5 Reserved Rights. Except for the rights expressly granted by one Party to the other Party under this Agreement, each Party reserves all rights in any intellectual property owned, acquired or created by such Party, and no rights are granted to the other Party in such intellectual property except as expressly set forth herein.

ARTICLE 3

License to IGT

3.1 License to PGIC Patents. PGIC hereby grants IGT a perpetual, non-revocable, non-royalty bearing, sublicenseable, world wide license to any patents now, or hereafter owned or controlled by PGIC, that are required for IGT to exercise its rights to, and full ownership of, the Assigned Intellectual Property and the IGT System developed under the Software Customization and Integration Agreement attached hereto as Exhibit A.

3.2 Agreement Supersedes Existing Licenses between Parties. This Agreement supersedes any existing licenses to any intellectual property between the Parties with respect to the subject matter herein. With respect to any conflict between this Agreement and a previous agreement between the Parties the terms of this Agreement will control.

3.3 Trademark Licenses. PGIC hereby grants IGT a worldwide, royalty-free, fully paid, license to use the Licensed Trademarks and all goodwill therein in connection with the Assigned Intellectual Property. With respect to all uses of the Licensed Trademarks, IGT agrees to meet or exceed a quality standard comparable to the quality standard of the PGIC devices sold or placed under the Licensed Trademarks.

ARTICLE 4

License Back of Assigned Intellectual Property to PGIC

4.1 License to Assigned Intellectual Property. IGT hereby grants PGIC a revocable, non-exclusive, non-transferable world-wide license to the Assigned Intellectual Property subject to the restrictions set forth herein (the “License-Back”). PGIC may grant sublicenses only to End Users of the Casinolink® Jackpot System […***…]. Any such sublicense must include the terms set forth in Exhibit D attached hereto. PGIC acknowledges and agrees that the Assigned Intellectual Property licensed to PGIC under this Agreement includes only that intellectual property assigned by PGIC to IGT under this Agreement and does not include any presently existing, or later developed intellectual property owned or controlled by IGT. To the extent that portions of the Assigned Intellectual Property includes source code, registered or unregistered copyrights, trade secret rights or know-how that are necessary for the operation of CEE and not used for the Mystery and Progressive features and functionality described in Exhibit C, IGT hereby grants PGIC a perpetual, irrevocable, world-wide license to such intellectual property solely for use in CEE. The License-Back is only for the use of the Assigned Intellectual Property as a […***…]. The License-Back does not permit the use after the Effective Date of […***…] (the “Permitted Additional Installations”).

4.2 Restrictions on PGIC License.

4.2.1 No Further Development. PGIC agrees that apart from its services provided to IGT under the Software Maintenance Agreement and Software Customization and Integration Agreement and other development expressly authorized by IGT in writing, the License-Back does not extend to the creation of derivative works or further development of the Casinolink® Jackpot System or any system with the same or similar characteristics or functionality, and PGIC will not create any derivative works of the Assigned Intellectual Property, […***…].

4.2.2 No Additional Wide Area Installations. PGIC agrees that the license conveyed herein does not […***…]. This restriction will not apply to […***…] (the “Existing Wide Area Installations”). PGIC will be permitted to sell, install, operate and maintain Permitted Additional Installations as set forth in the Intellectual Property License Agreement and to operate and maintain the Existing Wide Area Installations. PGIC will provide to IGT, and IGT will have the right to approve in advance, any regulatory submissions required as a result of PGIC’s maintenance of the Existing Wide Area Installations or Permitted Additional Installations. PGIC will pay IGT as set forth Section 6.3 for revenue generated by Existing Wide Area Installations, and to the extent a royalty has not already been paid under the Intellectual Property License Agreement, for the Permitted Additional Installations. PGIC agrees that during the term of this Agreement, if PGIC is approached

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by any of its customers operating any of the Existing Wide Area Installation and such customer requests that the contact governing such Existing Wide Area Installation be terminated, canceled or otherwise ended, PGIC will comply with such customer’s request and terminate the corresponding agreement and any obligations related thereto.

[…***…]

4.2.3 Limit on Casino Floor. PGIC agrees that the license conveyed herein does not permit PGIC to sell, install, operate, maintain, or in any way assist in licensing or deploying the Assigned Intellectual Property in Devices that constitute more than […***…] of the EGMs installed on a casino floor at an Installed Site.

4.2.4 Exceptions to Section 4.2.2 and 4.2.3. In accordance with PGIC’s existing licenses, […***…] will not be subject to the […***…] casino floor limit in Section 4.2.3. […***…].

4.2.5 Approved Distributors. PGIC agrees that to the extent it uses distributors to sell, distribute, install, operate or maintain products under this Agreement, such distributors will be approved by IGT and listed in Exhibit E, which may be modified from time to time by written agreement of the Parties (the “Approved Distributors”).

4.3 Future Applications. The Parties agree that pursuant to this Agreement that PGIC will bring concepts to IGT related to any new applications for IGT SB platform products (the “Future Applications”). IGT will make reasonable efforts to meet with PGIC quarterly to consider PGIC’s proposed Future Applications. In the event IGT determines in its sole discretion that any such PGIC proposed Future Application should be further developed, the Parties will enter into an additional agreement(s) to confer the license rights to PGIC necessary for PGIC to bring such Future Application to market on the platforms agreed to by both parties, which may include IGT SB platform and PGIC CEE platform. For the avoidance of doubt, until such time as the Parties have entered into an additional agreement related to the further development of a Future Application for use with Devices in the field, the intellectual property related to such Future Application shall remain the sole and exclusive property of PGIC and shall not be included in the Assigned Intellectual Property. Each Party agrees that in the event a Future Application is brought to market, it will pay to the other a royalty of fifty percent (50%) of the net revenue charged by the Party selling, leasing or licensing such Future Application with payment terms substantially similar to those provided herein. In order to qualify as a Future Application under this section, the concepts brought by PGIC must be different than existing IGT products or products already under development by IGT.

4.4 PGIC’s Table Progressives. For the term that the Intellectual Property License Agreement dated April 10, 2008, as amended is in effect, PGIC’s use, […***…], of the Assigned Intellectual Property for […***…]

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[…***…]

ARTICLE 5

Consideration and Royalty Payments

5.1 Payment. IGT will pay PGIC the amount set forth in the Software Customization Agreement attached hereto as Exhibit A in accordance with its terms.

5.2 Royalties. For each instance of the IGT System or CJS version 2.8 or 2.9 operating on a Device IGT either (a) sold or (b) placed with an End User into the field on a Lease-Participation Basis, IGT will pay to PGIC royalty payments equal to […***…] of the license fees collected by IGT, up to […***…]. […***…].

5.3 Reporting. IGT will provide PGIC with a quarterly report containing a calculation of royalties due under Section 5.2 of this Agreement for royalty activity during the previous quarter indicating the total number of Devices subject to royalty payments under Section 5.2. Such report will be provided within thirty (30) days of the end of the IGT fiscal quarter during which license fees were collected by IGT.

5.4 Audit Rights. IGT will maintain accurate records with respect to all amounts paid or payable by IGT to PGIC under Section 5.2 up to 3 years after the last payment made. PGIC may, upon no less than thirty (30) days’ prior written notice to IGT and not more than once each twelve-month period, itself inspect, or cause an independent person or persons chosen by one Party and acceptable to the other Party to inspect, during normal business hours, the records of IGT reasonably related to the calculation of such amounts. The costs of such inspection will be borne by PGIC; provided, however, that in the event such audit reveals a deficiency greater than five percent (5%) for any annual period, such costs shall be borne by IGT. Any deficiency discovered during such audit shall become immediately due and payable to PGIC.

5.5 Payment Terms. IGT will pay to PGIC the fees set forth in Section 5.2 of this Agreement within thirty (30) days of the end of the IGT fiscal quarter during which such Devices were either (a) sold or (b) placed with an End User into the field on a Lease-Participation Basis.

5.6 Failure to Pay. Any amounts not paid when due will accrue interest at the rate of […***…] per month. In no event will IGT’s delay in paying or failure to pay the fees set forth in Section 5.2 affect IGT’s ownership of the Assigned Intellectual Property.

ARTICLE 6

Royalties and Maximum Payments

6.1 Royalties Paid by PGIC. For each Device sold, leased, or placed by PGIC after the Effective Date that makes use of or incorporates the Casinolink® Jackpot System, PGIC will pay IGT a royalty equal to […***…] of the Application Fees.

6.2 Royalty Caps. […***…] paid by PGIC to IGT under Section 6.1 will be capped at […***…]. Royalties paid in 2012 and thereafter will not be capped.

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6.3 Revenue Share for Existing Wide Area Installations. Beginning immediately upon the Effective Date, PGIC agrees that it will pay IGT a royalty equal to […***…] of Application Fees charged by PGIC for the Existing Wide Area Installations.

6.4 Determination of Application Fees. PGIC agrees and warrants that it will not apportion any fees charged by PGIC to End Users to avoid its royalty obligations under this Agreement. Should the installation fees for CJS charged by PGIC that are Application Fees be less than […***…] of the total installation fees charged by PGIC, PGIC will notify IGT and establish to IGT’s satisfaction that Application Fees charged by PGIC are appropriate.

6.5 Reporting. PGIC will provide IGT with a quarterly report containing a calculation of royalties accrued under this Agreement during the previous quarter and indicating the total number of Devices subject to royalties under this Agreement that have been sold by PGIC or placed with an End User by PGIC on a Lease-Participation Basis. Such report will show all fees charged by PGIC for each Device during the royalty period in addition to showing the fees for each Device that are Applicable Fees as well as any information deemed necessary by IGT to support the computation of royalties owed to IGT. Such report will be provided within thirty (30) days of the end of the PGIC fiscal quarter during which such royalties accrued.

6.6 Audit Rights. PGIC will maintain accurate records with respect to all amounts paid or payable by PGIC to IGT hereunder up to 3 years after the last payment made. IGT may, upon no less than thirty (30) days’ prior written notice to PGIC and not more than once each twelve-month period, itself inspect, or cause an independent person or persons chosen by one Party and acceptable to the other Party to inspect, during normal business hours, the records of PGIC deemed by IGT to be reasonably related to the identification and calculation of such amounts. The costs of such inspection will be borne by IGT; provided, however, that in the event such audit reveals a deficiency greater than five percent (5%) for any annual period, such costs shall be borne by PGIC. Any deficiency discovered during such audit shall become immediately due and payable to IGT.

6.7 Payment Terms. PGIC will pay to IGT the royalties set forth in this Agreement within thirty (30) days of the end of the PGIC fiscal quarter during which such Devices were either (a) sold or (b) placed into the field on a Lease-Participation Basis.

6.8 Failure to Pay. Any royalties not paid when due will accrue interest at the rate of 1.5% per month. Except for the license granted for Assigned Intellectual Property necessary for CEE as set forth in Section 4.1, if PGIC fails to make complete payments for two consecutive quarters, IGT will have the right at its option to terminate the licenses granted to PGIC under Article 4 of this Agreement.

ARTICLE 7

Confidentiality

7.1 Confidentiality Obligation. Each Party will, and will cause each of its Representatives to (a) hold all information relating to the business of the other Party disclosed to it by reason of this Agreement confidential; (b) not use any such information except as necessary to perform its obligations and exercise its rights under this Agreement; and (c) not disclose any of such information to any third party unless required by law or otherwise legally compelled to disclose such information; provided, however, that to the extent that either Party may become so legally compelled, such Party may disclose such information only if it will first have used reasonable

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efforts to obtain, and, if practicable, will have afforded the other Party the opportunity to obtain, an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be so disclosed.

7.2 Exceptions to Confidentiality. The Party who received such confidential information will not be required to keep confidential any information that (a) was, at the time of disclosure to it, in the public domain; (b) after disclosure to it, is published or otherwise becomes part of the public domain through no fault of the receiving Party; (c) was received after disclosure to it from a third Party who had a lawful right to disclose such information or materials to it; (d) was required by law to be disclosed to any regulatory body having jurisdiction over the receiving Party or any of its respective affiliates, sublicensees or customers; (e) that disclosure is necessary by reason of applicable legal, accounting or regulatory requirements beyond the reasonable control of the receiving Party; or (f) is subsequently developed by the receiving Party independently of the information received from the disclosing Party, as evidenced by written documentation.

7.3 Certain Disclosures. In the case of any disclosure pursuant to Section 7.2(d) or (e), to the extent practical, the receiving Party will notify the disclosing Party in advance of the required disclosure and will use commercially reasonable efforts to assist the disclosing Party in obtaining a protective order, if available, covering such disclosure. If such a protective order is obtained, such information and materials will continue to be deemed to be confidential information. In no event shall the information disclosed pursuant to Section 7.2(d) or (e) of this Agreement exceed that which is required by such legal, accounting or regulatory requirement, as applicable.

7.4 Terms of Agreement. PGIC agrees that this Agreement and its provisions will remain confidential, protected as confidential information as per the above provisions of this Article 7, and will only be distributed to those persons within PGIC that have a need to know, subject to any disclosure required by law or regulation to the Securities and Exchange Commission (“SEC”), Department of Justice or any court or tribunal of competent jurisdiction. Notwithstanding the foregoing, PGIC will have the right to disclose the terms of this Agreement to its attorneys, accountants, actual and potential sources of financing, and potential acquirers, under appropriate non-disclosure agreements or duties.

ARTICLE 8

Representations and Warranties

8.1 General Representations and Warranties. Each Party represents and warrants to the other as follows: (a) it is a valid and existing corporation and in good standing under the laws of the state of its incorporation; (b) it has the power and authority required to carry on its activities as they are now conducted; (c) it has the has full legal right and corporate power, without the consent of any other person to execute, deliver and to perform its obligations under this Agreement; (d) all corporate and other actions required to be taken by it to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken; (e) no consent, approval, authorization or filing of any certificate, notice application, report or other document with any governmental authority is required on the part of such Party in connection with the valid execution and delivery of this Agreement or the performance by such Party of any of its obligations hereunder; (f) the execution, delivery and performance of this Agreement do not violate or conflict with any law applicable to it, any provision of its charter or bylaws, any order or judgment of any court or other agency of government applicable to it or any of its assets, or any contractual restriction binding on or affecting it or any of its assets; and (g) the execution, delivery and performance of this Agreement has been duly and validly authorized by each Party, and upon execution and delivery, this Agreement constitutes the valid and binding agreement of each Party enforceable against it in accordance with its terms.

8.2 PGIC represents, warrants and covenants to IGT as follows:

8.2.1 Ownership. PGIC is the exclusive owner of all right, title and interest in and to (free and clear of all liens, claims or encumbrances) all of the Assigned Intellectual Property and has the exclusive rights to use, sell, license, assign, transfer, convey, dispose of, or otherwise commercially exploit the Assigned Intellectual Property.

8.2.2 Status of Assigned Intellectual Property. The Assigned Intellectual Property is in compliance with all legal requirements. All necessary marking requirements have been complied with and all necessary procedures and agreements required for any trade secrets that are part of the Assigned Intellectual Property have been established and executed. All registration, maintenance and renewal fees in connection with the Assigned Intellectual Property has been paid and all necessary documents and certificates in connection with the Assigned Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining the Assigned Intellectual Property. Except as set forth on Schedule 8.2.2, there are no actions that are required to be taken by PGIC or IGT within one hundred eighty (180) days of the date hereof with respect to maintaining or renewing the Assigned Intellectual Property.

8.2.3 Claims. As of the Effective Date, PGIC has not received any threat, demand or notice of claim from any person asserting that any of the Assigned Intellectual Property that the use of the Assigned Intellectual Property or the exercise of any rights granted under this Agreement would constitute any infringement, interference, violation, misappropriation, breach or wrongful use of the intellectual property rights of any other person, and PGIC is not a party to any proceeding, suit, action or order restricting in any manner the use, transfer, or licensing by PGIC of any of the Assigned Intellectual Property, or which affects or which could be reasonably understood to potentially affect the validity, use or enforceability of the Assigned Intellectual Property by PGIC.

8.2.4 Assignments. To the extent that any of the Assigned Intellectual Property has been developed or created by an employee, independent contractor or other third party, PGIC has entered into a written assignment agreement with such employee, independent contractor or third party or has otherwise secured the rights necessary to irrevocably grant exclusive ownership of all rights in and to such Assigned Intellectual Property to PGIC.

8.2.5 No Other Similar Systems. The Casinolink® Jackpot System is the only server-based system owned, controlled, sold or leased by PGIC that provides, Mystery, or Progressive functionality for Electronic Gaming Machines. […***…]

8.2.6 Stand Alone Module. The Casinolink® Jackpot System can be used as a stand alone program or as a module of the Casinolink® Enterprise Edition.

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8.2.7 Gaming Licenses, Registrations and Permits. As of the Effective Date, PGIC holds gaming licenses, registrations and/or permits from the gaming regulatory authorities listed on Schedule 8.2.7 (the “PGIC Gaming Licenses”). So long as this Agreement remains in full force and effect, unless otherwise agreed in writing by IGT, PGIC shall take all steps necessary to maintain all of the PGIC Gaming Licenses as effective and in good standing with each respective gaming regulatory jurisdiction. Furthermore, PGIC agrees to fully cooperate with IGT in applying for and pursuing licensure in those gaming regulatory jurisdictions: (i) where IGT wishes to conduct the business contemplated by this Agreement, (ii) where PGIC does not currently hold a gaming license, registration and/or permit, and (iii) where gaming licensure of PGIC is reasonably necessary to allow IGT to conduct the business contemplated by this Agreement.

8.2.8 Existing Customers. All of the customers listed in Schedule 4.2.2 as Existing Wide Area Installations either (i) have product placed by PGIC as of the Effective Date; or (ii) have a signed contract as of the Effective Date obligating PGIC to place product.

ARTICLE 9

Indemnification

9.1 Indemnification Obligations. Each Party (the “Indemnifying Party”) will indemnify, defend and hold the other Party and its officers, directors, employees and agents (the “Indemnified Party”) harmless from any and all damages, penalties, fines, costs and expenses arising from any third party claims, threats, proceedings, suits, or regulatory or governmental actions or sanctions (“Third Party Claims”) to the extent such Third Party Claims arise from or relate to the Indemnifying Party’s breach of any representation, warranty or covenant hereunder.

9.2 Indemnification Procedures. Upon receiving notice of any Third Party Claim covered by Section 9.1, the Indemnified Party will notify the Indemnifying Party promptly; provided, however, that the right of indemnification hereunder will not be adversely affected by a failure to give such notice, unless and only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party may assume control of the defense of any such claim, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any losses resulting from such claim, and (b) the claim does not seek to impose any liability on the Indemnified Party other than money damages; provided, however, that the Indemnified Party may, at its own cost and expense, participate through its attorneys or otherwise, in such investigation, trial and defense of such claim and any appeal arising therefrom. The Indemnifying Party will not settle any such claim without the Indemnified Party’s prior written consent (which consent will not be unreasonably withheld or delayed), unless such settlement is solely for monetary damages for which the Indemnified Party is fully indemnified under this Agreement. If the Indemnifying Party does not assume full control over the defense of a claim pursuant to this Section 9.2, then the Indemnifying Party may participate in such investigation, defense or trial, solely at its cost and expense, and the Indemnified Party will have the right to defend or settle such claim in such manner as the Indemnified Party deems appropriate, solely at the cost and expense of the Indemnifying Party.

9.3 Indemnification of IGT Against Claims Arising from PGIC Installations. PGIC will defend, indemnify and hold harmless IGT and its officers, directors, employees and agents from any and all damages, costs, and expenses arising from any claim relating to or arising from any PGIC uses or installations of the Casinolink® Jackpot System.

ARTICLE 10

Termination

10.1 Term. Subject to the provision of Section 10.3, and unless earlier terminated pursuant to Section 10.2, the term of this Agreement will begin on the effective date and conclude after a period of […***…]. The Agreement will automatically be extended for successive […***…] periods unless either party gives written notice of non-renewal at least 30 days before the expiration of the then current term.

10.2 Termination for Regulatory Compliance. Each Party and its affiliates conduct business in a highly regulated industry under privileged licenses issued by gaming regulatory authorities both domestic and international. Each Party maintains a compliance program that has been established to protect and preserve the name, reputation, integrity, and good will of such Party and its affiliates and to monitor compliance with the requirements established by gaming regulatory authorities in various jurisdictions around the world. Each Party agrees to cooperate with requests, inquiries, or investigations of gaming regulatory authorities or law enforcement agencies in connection with the performance of this Agreement. Each Party agrees to fully cooperate with the other Party in the completion of any necessary due diligence background investigation. If either Party receives a written or oral opinion, recommendation or indication from a gaming regulatory authority (including a representative thereof) or if either Party determines, based upon facts and evidence that would reasonably be accepted by gaming regulatory authorities or other licensed gaming entities, that continuation of this Agreement would jeopardize the gaming licenses, permits or status of such Party or any of its affiliates with any gaming regulatory authority or similar law enforcement authority (“Regulatory Trigger”), then: (a) such Party will give notice to the other Party of the Regulatory Trigger, including details of the opinion, recommendation, indication or asserted facts (to the extent known by the receiving Party), and provided such Party is given a time period to address the basis for said Regulatory Trigger, that Party will provide the other Party a reasonable time frame within such Party’s reasonably allotted time period to comment upon and take action to remove such basis; and (b) if such Regulatory Trigger is not cured to that Party’s reasonable satisfaction, such that a reasonable risk remains that jeopardizes the status of such Party with any gaming regulatory authority, that Party may terminate such portion of this Agreement which would cure the Regulatory Trigger (leaving the remainder of this Agreement in force and effect), and if such cannot be effected, such Party may terminate this entire Agreement immediately. In no event will IGT’s rights in the Assigned Intellectual Property or the license granted in Section 3.1, or PGIC’s perpetual, irrevocable license granted in Section 4.1 for the operation of the CEE be affected by any termination under this Article 10.

10.3 Consequences of Termination. In the event that this Agreement or any portion hereof is terminated pursuant to Section 10.1, or the revocable license to PGIC is terminated in accordance with Section 6.8, IGT will retain ownership of the Assigned Intellectual Property. Any payments made or payment obligations that exist pursuant to this Agreement at the time of such termination shall be non-refundable or remain due and payable (as the case may be); provided that such Regulatory Trigger does not mandate otherwise. In addition, the rights intended to be unaffected according to the express provisions of this Agreement and Articles, 7, 8, 9 and 10 will survive any such termination. All other provisions of this Agreement will be terminated.

10.4 Dispute Resolution. Prior to any termination of this Agreement for breach, or the commencement of any litigation by one Party (the first Party) against the other arising out of an alleged breach of this Agreement, the matter must first be referred to a senior executive of each

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Party by the first Party sending to the other Party a written notice that sets out the particulars of the dispute and the alleged breach of this Agreement. The senior executives of each Party will then arrange to meet at the next most convenient time, but no later than 30 days from receipt of the dispute notice, and will use commercially reasonable efforts to resolve the dispute in good faith. Should the senior executives fail to resolve the dispute within seven days of the date of their meeting, then either Party may initiate non-binding mediation to resolve such dispute, with costs to be shared equally by the Parties. If such mediation fails to resolve such dispute within 30 days of the mediation, or if mediation is foregone at either Party’s option, each Party is free to seek any remedies available to it to resolve such dispute, including litigation.

ARTICLE 11

General Terms and Conditions

11.1 Notices. Wherever under this Agreement one Party is required or permitted to give written notice to the other, such notice will be deemed given if made in writing and delivered either by hand, by a recognized overnight delivery service (with delivery charges prepaid), by first class, registered or certified United States mail (postage prepaid), or by facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice will be delivered by hand, by a recognized overnight delivery service (with charges prepaid), or by first class, registered or certified United States mail (postage prepaid) within two days of facsimile transmission), addressed to each Party as follows:

If to PGIC, such notices will be delivered to:

Progressive Gaming International Corporation

Attn: Legal Department

920 Pilot Road

Las Vegas, NV 89119

Facsimile: 702-263-1681

If to IGT, such notices will be delivered to:

Legal Department

Ken Creighton

IGT

9295 Prototype Drive

Reno, NV 89521

Facsimile:

with copies to:

Richard Pennington, Executive Vice President

IGT

9295 Prototype Drive

Reno, NV 89521

or such other address as any such Party may designate in writing, and delivered to the other Parties pursuant to this Section 11.1.

11.2 Relationship of the Parties. The Parties will remain at all times independent contractors. In all matters relating to this Agreement, each Party will be solely responsible for the acts of its employees and agents, and employees or agents of one Party will not be considered employees or agents of the other Party. No Party will have any right, power or authority to create any obligation, express or implied, on behalf of any other Party nor will either Party act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations. Nothing in this Agreement is intended to create or constitute a joint venture, partnership, agency, trust or other association of any kind between the Parties.

11.3 No Third Party Beneficiary. Except as set forth herein, this Agreement will not confer any rights or remedies on any person other than the Parties and their respective successors and permitted assigns.

11.4 Integration. This Agreement, and Intellectual Property License Agreement dated April 10, 2008 and the Amendment to the Intellectual Property License Agreement entered into concurrently with this Agreement, contain the entire understanding of the Parties with regard to the subject matter contained herein and thereon, and supersedes all prior agreements or understandings of the Parties with respect to the subject matter.

11.5 Modification; Waiver. No alleged waiver, modification or amendment to this Agreement will be effective against either Party, unless in writing, signed by the Party against which such waiver, modification or amendment is asserted. The failure or delay of either Party to insist upon the other Party’s strict performance of the provisions in this Agreement or to exercise in any respect any right, power, privilege, or remedy provided for under this Agreement will not operate as a waiver or relinquishment thereof.

11.6 Severability. If any provision of this Agreement, or the application thereof, is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provisions of this Agreement will in no way be effected, impaired or invalidated, and to the extent permitted by applicable law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable.

11.7 Assignment. IGT may assign its rights, or delegate its obligations, under this Agreement without the prior consent of PGIC. PGIC may not assign or transfer, by operation or law, change of control, or otherwise, any of its rights under this Agreement (including its licenses to the Assigned Intellectual Property) or delegate any of its duties under this Agreement to any third party without IGT’s prior written consent. Any attempted assignment or transfer in violation of the foregoing will be void.

11.8 Successors and Assigns. This Agreement inures to the benefit of, and is binding upon, the permitted successors and permitted assigns of the Parties.

11.9 Force Majeure. No Party will be deemed in default if delayed or prevented from performing its obligations under this Agreement, in whole or in part, due to an act of God, fire, flood, explosion, civil disorder, strike, lockout or other labor trouble, material shortages of utilities, equipment, materials or facilities, delay in transportation, breakdown or accident, riot, war, terrorist attack or other cause beyond its reasonable control (a “Force Majeure Event”); provided that such party will resume full performance of this Agreement as soon as practicable following the conclusion of the Force Majeure Event; and provided further, that any adverse event resulting directly or indirectly from conditions generally affecting any industry or industry sector in which a Party operates or competes which does not have a materially disproportionate impact on the Party relative to other industry participants shall not be considered a Force Majeure Event under this Agreement.

11.10 Governing Law. This Agreement will be governed and construed in accordance with the internal laws of the State of Nevada without giving effect to applicable conflict of laws provisions.

11.11 Jurisdiction. With respect to any litigation arising out of or relating to this Agreement, each Party agrees that it will be filed in and heard by the state or federal courts with jurisdiction to hear such suits located in the State of Nevada.

11.12 Counterparts. This Agreement may be executed in one or more counterparts (and by facsimile), all of which will be considered one and the same agreement, and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Signatures delivered by facsimile or scan copy via email are acknowledged to be acceptable as original signatures.

11.13 Subsidiary Responsibility. PGIC will be responsible for all acts of any wholly-owned subsidiary, parent company or affiliate of PGIC in connection with this Agreement, and any breach of this Agreement by any PGIC entity will be deemed a breach by PGIC. IGT will be responsible for all acts of any IGT affiliate or its parent company in connection with this Agreement, and any breach of this Agreement by any IGT entity will be deemed a breach by IGT.

11.14 Rules of Construction. Unless the context otherwise clearly requires:

a)	the word “or” will not be exclusive;

b)	inclusion of items in a list will not be deemed to exclude other terms of similar import;

c)	all Parties will be considered to have drafted this Agreement together, with the benefit of counsel, and no provision will be strictly construed against any Party by reason of having drafted such provision;

d)	the word “include” and its derivatives means to include without limitation;

e)	use of terms that imply gender will include all genders;

f)	defined terms will have their meanings in the plural and singular case;

g)	references to Sections, Articles, Schedules and Exhibits are to the Sections, Articles, Schedules and Exhibits to this Agreement;

h)	no example included in this Agreement will be deemed to create any ambiguity or vagueness in the interpretation of any provision of this Agreement; to the extent that any example included in this Agreement is construed as being in clear conflict with any other provision of this Agreement, such example will be deemed superseded by the provisions of this Agreement; and inclusion of any example in this Agreement will not be deemed to exclude any other example or to create any inference that any other example not included was intended to be excluded from the coverage of any provision of this Agreement; and

i)	the use of “will” as an auxiliary will not be deemed to be a mere prediction of future occurrences.

j)	use of the dollar sign (“$”) references United States dollars.

k)	all Exhibits, Schedules, and attachments to, and recitals contained in, this Agreement are incorporated into this Agreement.

11.15 Further Cooperation. Each Party will cooperate with the other Party, at the requesting Party’s expense, as reasonably requested by a Party to assist such Party in recording or perfecting any rights granted hereunder, or in connection with any required regulatory filings, including without limitation, in connection with any filing or recording of the licenses granted hereunder with the U.S. Patent and Trademark Office and/or in connection with any required filings with the Securities and Exchange Commission, or in connection with the requirements of Section 8.2.4.

Both PGIC and IGT, by their duly authorized signatures below, agree to this Agreement and all of the terms and conditions herein.

IGT		PGIC

Signed:	/s/ Daniel R. Siciliano	Signed:	/s/ Russel H. McMeekin
Printed Name:	Daniel R. Siciliano	Printed Name:	Russel H. McMeekin
Title:	Chief Accounting Officer and Treasurer	Title:	Chief Executive Officer

EXHIBIT A TO THE ASSET PURCHASE AGREEMENT

SOFTWARE CUSTOMIZATION AND INTEGRATION AGREEMENT

This Software Customization and Integration Agreement (the “SCIA”), effective as of August 15, 2008 (the “Effective Date”), is entered into between Progressive Gaming International Corporation, a Nevada corporation, with a primary business address of 920 Pilot Road, Las Vegas, NV 89119 (“PGIC”), and IGT, a Nevada corporation, with a primary business address of 9295 Prototype Drive, Reno, NV 89521 (“IGT”). This SCIA is subject to all of the terms and conditions of the Asset Purchase and License Agreement dated the date hereof between PGIC and IGT (the “Agreement”). Any terms not defined herein will have the meaning as established in the Agreement. In the event of a conflict between the terms and conditions of this SCIA and the Agreement, the terms and conditions of the Agreement will control.

ARTICLE 1

Definitions

Capitalized terms not specifically defined herein will have the same meaning as defined in the Asset Purchase and License Agreement.

“Acceptance Criteria” means the test data and test results that IGT will use to perform acceptance testing of the Developed Software in accordance with Section 3.3. The Acceptance Criteria will be the standard for acceptance of the Developed Software.

“Integration Services” means the gap and integration work performed to create the Developed Software.

“Developed Software” means the software, as described in detail in the Joint Development Plan attached hereto as Exhibit A (the “Joint Development Plan”), that PGIC will jointly develop with and for IGT in accordance with the terms of this SCIA. The Developed Software will consist of any software applications and/or modifications and customizations designed for integrating the Casinolink® Jackpot System (“CJS”) to IGT’s server based (“sb”) systems and software.

“Milestone Completion” means the situation in which IGT’s project manager reasonably deems in good faith that a Project Milestone is complete.

“Residual Information” means information in non-tangible form, which may be retained by persons within PGIC’s organization who have participated in the development of the Developed Software.

ARTICLE 2

Services

2.1 Performance of Services. PGIC, with the support of IGT personnel, will diligently perform all of the gap and integration work required to integrate to IGT’s satisfaction any or all of the features of CJS identified by IGT, including but not limited to the Progressive and Mystery features of CJS, to IGT’s sb system over each of the development phases identified in the Joint Development Plan and the Project Milestones attached hereto as Exhibit D (the “Project

Milestones”). IGT agrees to assist PGIC by providing the necessary software and technical support with regard to the sb systems and product assurance testing of the Developed Software to allow PGIC to complete the Integration Services.

As part of PGIC’s obligation, PGIC will schedule and assign resources and appropriate personnel to the Integration Services. The resources and personnel will be assigned based on the project starting on schedule, and a continuous effort without interruptions.

2.2 Production Phase Descriptions. The Integration Services are planned to proceed in phases, as described in the Key Deliverables section of the Joint Development Plan.

2.3 Change Procedure. If, at any time, PGIC or IGT desires to modify the Joint Development Plan, that party will present a written request describing such modifications (each such request is a “Change Request”) using the format attached in Exhibit B. All such Change Requests will be subject to the change management process set forth in Exhibit C. If, at any time, PGIC or IGT desires to modify the Project Milestones, that party will present a written request describing such modifications using the format attached in Exhibit E (each such request is a “Milestone Change Request”). Each party will promptly review each such Change Request or Milestone Change Request and determine whether the performance of such will delay the original schedule for performing the Integration Services or alter the cost to PGIC of providing the Integration Services. If IGT approves such a Change Request or Milestone Change Request (including without limitation any such increased delays and costs associated therewith), such request will be deemed to be amended and become part of the Joint Development Plan or Project Milestones, as appropriate, and PGIC will perform the Integration Services in accordance therewith.

2.4 End of Project. Notwithstanding any other provision in this SCIA, the Integration Services project described herein will be considered completed upon the following occurrences:

(a)	IGT signs off on the final Milestone Completion; and

(b)	The system is in production for 180 days.

2.5 Payment. As compensation for the performance of the Integration Services, IGT will pay PGIC the sum of […***…] (the “Project Funding”) payable upon the completion of Project Milestones in accordance with the schedule set forth in Exhibit D. IGT will pay to PGIC the amount indicated in Exhibit D upon each milestone’s Milestone Completion.

All costs and expenses incurred by PGIC in connection with providing the Integration Services are considered paid for by the Project Funding. Should the cumulative effect of all approved Change Request or Milestone Change Request increase PGIC’s costs involved in performing the Integration Services by more than […***…] of the Project Funding, the parties will confer upon the amount of such increase, and the extended costs approved by IGT for such Change Requests or Milestone Change Requests will be paid to PGIC as agreed by the Parties (“Extended Project Funding”).

2.6 Project Contacts. The parties’ respective project contacts are designated in the Joint Development Plan (the “Project Contacts”). The Project Contacts are responsible for signature on all authorization and approval forms (including all Milestone Completions), for facilitating

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communication between PGIC and IGT regarding all technical and business matters, and for coordinating the scheduling, development, and testing of the Developed Software.

ARTICLE 3

Acceptance Testing

3.1 Pre-Acceptance Testing Obligations. IGT will be responsible for developing the Acceptance Criteria for the Developed Software and providing the Acceptance Criteria to PGIC within a reasonable time after execution of this SCIA. Acceptance Criteria will be developed and delivered for deliverable set forth in the Joint Development Plan and for the final Milestone Completion, which identifies the Acceptance Criteria for the final completion of the Developed Software. PGIC and IGT must approve the Acceptance Criteria for each key deliverable in writing prior to the commencement by PGIC of development of the Developed Software for the corresponding deliverable. The Acceptance Criteria for each key deliverable will be delivered to PGIC and agreed upon before Integration Services will begin on the corresponding deliverable.

3.2 Delivery of Developed Software. PGIC will be responsible for unit testing and functional integration testing, as required, of the Developed Software and will deliver the Developed Software for each Phase to IGT for acceptance testing. Completion of the testing, and any required corrections for deliverables for a particular milestone will be considered a deliverable for the subsequent milestone whether or not shown as such in Exhibit D.

3.3 Acceptance Testing Procedure. As soon as reasonably practicable, but in any event within forty-five (45) days after IGT’s receipt of the Developed Software, IGT will test the Developed Software using the Acceptance Criteria and provide PGIC with a written acceptance of the Developed Software or a written statement of errors that describes all errors in sufficient detail to enable PGIC to reproduce such errors (“Statement of Errors”). For purposes of this SCIA, “Error” means […***…]

[…***…]

[…***…]

[…***…] to correct such Errors and re-deliver the Developed Software to IGT for re-testing of the Developed Software with respect to such Errors. IGT’s right to re-test the Developed Software and PGIC’s obligation to correct and re-deliver the Developed Software to IGT will repeat in accordance with the foregoing procedure, subject to the terms and conditions of the Joint Development Plan.

ARTICLE 4

Ownership

4.1 IGT Ownership. Subject to the licensed rights granted by IGT in the Agreement and unless expressly stated otherwise in the Joint Development Plan, IGT will have exclusive ownership of all worldwide right, title and interest in and to the Developed Software, whether or

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not such Developed Software is accepted, including all worldwide intellectual property rights therein. This includes any PGIC Technology as defined below.

IGT will own all worldwide right, title and interest in and to any software tools, specifications, ideas, concepts, know-how, processes, and techniques used by PGIC in performing the Integration Services (collectively “PGIC Technology”), including all worldwide intellectual property rights therein.

Nothing in this SCIA or otherwise will be deemed to prohibit or limit in any way IGT’s right to use the PGIC Technology or Residual Information, in whole or in part, to develop IGT products. Nothing in this Section will be deemed to grant to PGIC any rights or licenses under IGT’s patents or copyrights.

ARTICLE 5

Exclusions to Integration Services

5.1 IGT expressly acknowledges and agrees that PGIC’s obligation to perform Integration Services hereunder does not include the performance of any services that may be required to resolve problems caused by any of the following (each, a “Non-PGIC Problem”): (a) software or hardware products not provided by either PGIC or IGT; or (b) modifications made to the Developed Software by a party other than PGIC or IGT. If PGIC determines that it is necessary to perform any Integration Services to resolve problems caused by a Non-PGIC Problem, PGIC will notify IGT thereof as soon as PGIC is aware of such Non-PGIC Problem and PGIC will have the right to invoice IGT at PGIC’s then-current published time and materials rates for all such Integration Services performed by PGIC, in addition to the Project Funding and any Extended Project Funding.

ARTICLE 6

Term and Termination

6.1 Term. This SCIA will commence as of the Effective Date and will remain in effect until the completion by PGIC of all Integration Services, unless this SCIA is terminated earlier in accordance with the terms of this SCIA.

6.2 Termination for Cause. IGT will have the right to terminate this SCIA if PGIC: (a) becomes the subject of any voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (b) becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

6.3 Termination for Breach. Each party will have the right to terminate this SCIA if the other party breaches any material term of this SCIA and fails to cure such breach within forty-five (45) days after written notice thereof. If either party believes the other party has breached a material term of this SCIA, the dispute procedure of the Agreement will apply.

6.4 Survival. The rights and obligations of the parties contained in Sections 2.6, 4.1, 6.1 and 6.2 will survive any termination of this SCIA.

ARTICLE 7

Execution

Each party has caused this SCIA to be executed by a duly authorized officer and delivered as of the Effective Date, whereupon it enters into full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this SCIA to be executed and delivered as of the date first above written.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:	/s/ RUSSEL H. MCMEEKIN
Name:	Russel H. McMeekin
Title:	Chief Executive Officer

IGT

By:	/s/ DANIEL R. SICILIANO
Name:	Daniel R. Siciliano
Title:	Chief Accounting Officer and Treasurer

SCIA EXHIBIT A

JOINT DEVELOPMENT PLAN

[…***…]

A-6	***Confidential Treatment Requested

[…***…]

A-7	***Confidential Treatment Requested

[…***…]

A-8	***Confidential Treatment Requested

[…***…]

A-9	***Confidential Treatment Requested

SCIA EXHIBIT B

FORM CHANGE ORDER

SCIA EXHIBIT C

CHANGE MANAGEMENT PROCESS

SCIA EXHIBIT D

PROJECT MILESTONES

Milestone	Deliverables	Est. Date	Percent Payment
[…***…]

A-12	***Confidential Treatment Requested

[…***…]

[…***…]

A-13	***Confidential Treatment Requested

SCIA EXHIBIT E

MILESTONE CHANGE ORDER

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EXECUTION VERSION

EXHIBIT B TO THE ASSET PURCHASE AGREEMENT

SOFTWARE MAINTENANCE AGREEMENT

This Software Maintenance Agreement (this “SMA”), made August 15, 2008 (the “Signature Date”), is intended to identify the features and define the processes involved with Progressive Gaming International Corporation, a Nevada corporation, with a primary business address of 920 Pilot Road, Las Vegas, NV 89119 (“PGIC”), delivering various, Technical Support (defined below), and Software Maintenance (defined below) to IGT, a Nevada corporation, with a primary business address of 9295 Prototype Drive, Reno, NV 89521 (“IGT”), for the Software Product and related technology purchased by IGT from PGIC pursuant to the Asset Purchase Agreement (the “Agreement”), between IGT and PGIC dated concurrently herewith. This SMA is subject to all of the terms and conditions of the Agreement. Any terms not defined herein will have the meaning as established in the Agreement. In the event of a conflict between the terms and conditions of this SMA and the Agreement, the terms and conditions of the Agreement will control.

ARTICLE 1

Definitions

“IGT Global Services Representative” means those individuals employed by or on behalf of PGIC who are designated as points of contact for IGT in the delivery of the Technical Support and Software Maintenance pursuant to this SMA. The Designated Customer Contacts are specifically listed in Appendix A, attached hereto, which may be amended from time to time.

“Designated Support Personnel” means those individuals employed by PGIC who are designated by PGIC for providing Technical Support and Software Maintenance to the Software Product. The Designated Support Personnel are specifically listed in Appendix A, attached hereto, which may be amended from time to time.

“Maintenance Start Date” means the date as provided in Section 8.1.

“Enhancements” means all Software changes, including product improvements, system modifications, updates, upgrades, service packs, feature packs, and/or field modifications.

“Error” means a failure of the Software Product to operate substantially in conformance with the published and/or known functionality and performance specifications of the Software Product.

“Fix(ed)” means the repair or replacement of object or executable code versions of the Software Product to remedy an Error.

“Hotfix” means software code created to resolve specific Software anomalies or to resolve specific configuration issues. Most Hotfixes are created for a specific issue.

“Information” means any idea, data, program, technical, business, or other intangible information, however conveyed.

“Intellectual Property” means any of the following: (a) United States and foreign patents and applications therefor; (b) trade secret rights and all other rights in or to confidential business or technical information; (c) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; (d) trademarks, service marks, trade dress rights and similar designation of origin and rights therein; (e) rights in uniform resource locators, Web site addresses, and domain names; (f) industrial design rights and any registrations and applications therefor; (g) databases and data collections (including knowledge databases, customer lists and customer databases); and (h) any similar, corresponding or equivalent rights to any of the foregoing any where in the world.

“Level 1 Support” means providing general product information; providing hardware and software configuration; answering questions on upgrade support; collecting relevant technical problem identification information; performing base problem determination; and providing basic support on the standard protocols and features.

“Level 2 Support” means using reasonable efforts to resolve the mis-configurations, hardware, and software problems; supporting problem isolation; defining an action plan; providing advanced support on all features; analyzing traces; diagnosing problems remotely when possible; and providing complete steps to reproduce a problem.

“Level 3 Support” means resolving mis-configurations not resolved under Level 2 Support, providing patches and Hotfixes; fixing or generating Work-arounds that address Software bugs; determining product specification defects; troubleshooting bugs that were not diagnosed during Level 2 Support; working with IGT to resolve critical situations and building action plans to address complex issues that are not resolved through Level 1 Support or Level 2 Support.

“Primary Account Support Engineer” means PGIC’s primary support individual of the Designated Support Personnel. When Technical Support and Software Maintenance is needed, Designated Customer Contacts will initiate contact with the Primary Account Support Engineer to begin the Technical Support and Software Maintenance process. The Primary Account Support Engineer will facilitate and direct the Designated Customer Contact to the appropriate one of the Designated Support Personnel to handle the particular service request.

“Problem Resolution” means the use of reasonable commercial efforts to resolve the reported problem such as by the following methods: (a) reinstallation of the Software Product (defined below); (b) successful installation of a tested Hotfix or a new image that corrects the Error without causing major additional problems; (c) an agreement by IGT and PGIC that a preliminary analysis of the proposed correction indicates that a Hotfix may cause unknown and/or serious regressions or subsequent problems due to constraints in the design and/or implementation of the affected Software, wherein the Error and its cause has been identified, however, a correction is not implemented because of the agreement between the parties as provided herein; (d) an agreement by IGT and PGIC that the Software Product conforms to design specifications and need not be changed; (e) discovery that the Error exists in the documentation and the Software Product conforms to design specifications and will not be changed, wherein the appropriate documentation is corrected and/or clarified; (f) an agreement in writing by IGT that the Error has only occurred once and that an adequate time and effort has been expended without being able to reproduce the Error; (g) delivering a Work-around to IGT which IGT accepts in writing as a final solution; (h) an agreement by IGT and PGIC that further effort is not warranted; or (i) an agreement by IGT and PGIC that the Software Product does not cause the Error. For the sake of clarity, the various methods provided herein are not intended to be an exhaustive list of methods for successfully resolving Errors in the Software.

“Response Time” means the amount of time elapsed between the initial contact by IGT to PGIC and the returned response to IGT by PGIC support staff.

“Severity 1 Error” means an Error isolated to Software that renders the Software Product (defined below) inoperative or causes the Software Product to fail catastrophically, e.g., major system impact, system down, etc.; a reported defect in the Software Product, which cannot be reasonably circumvented, in which there is an emergency condition that significantly restricts the use of the Software Product to perform necessary business functions; and/or the inability to use the Software Product or a critical impact on operation requiring an immediate solution.

“Severity 2 Error” means an Error isolated to Software that substantially degrades the performance of the Software Product or materially restricts business, e.g., moderate system impact, system hanging, etc.; a reported defect in the Software Product, which restricts the use of one or more features of the Software Product to perform necessary business functions but does not completely restrict use of the Software Product; and/or the ability to use the licensed product, but an important function is not available and operations are severely impacted.

“Severity 3 Error” means an Error isolated to Software that causes only a minor impact on the use of the Software Product, e.g., minor system impact, performance/operational impact, etc.; a reported defect in the Software Product that restricts the use of one or more features of the Software Product to perform necessary business functions; a defect that can be easily circumvented; and/or an Error that can cause some functional restrictions but does not have a critical or severe impact on operations.

“Severity 4 Error” means a reported anomaly in the Software Product which does not substantially restrict the use of one or more features of the Software Product to perform necessary business functions; a minor problem that is not significant to operation; and/or an anomaly that may be easily circumvented or may need to be submitted to PGIC as a request for Enhancement.

“Service Packs” and “Feature Packs” means periodically released software code that provides solutions for several anomalies and to keep the current Software updated. Service Packs and Feature Packs include all previous Service Packs and Feature Packs for the current release.

“Software” means the source or object code versions of the intangible information constituting one or more computer or apparatus programs and the informational content of such programs, together with any documentation supplied in conjunction with, and supplementing such programs, the foregoing being purchased by IGT from PGIC pursuant to the Agreement.

“Software Product” means the Casinolink® Jackpot System and all future changes, revisions, versions of the Casinolink® Jackpot System or the portion of IGT’s server based platform developed by PGIC incorporating the features of the Casinolink® Jackpot System.

“Software Maintenance” means access to modifications, corrections, and/or updates to Software; including Hotfixes, Service Packs, and/or Feature Packs provided to IGT by way of electronic transmission or by being fixed in media furnished to IGT. PGIC will make available Feature Packs, Service Packs and/or Hotfixes, as needed, for six (6) months following the last official ship date of a product or product version for which PGIC developed Software.

“Technical Support” means the technical in-person, telephone, web, and/or e-mail assistance provided by PGIC Designated Support Personnel to help IGT’s Designated Contact(s) with Problem Resolution. Technical Support is provided on the Software Product. PGIC will also provide commercially reasonable technical assistance on older versions of the Software Product, but Problem Resolution may be limited to the current version of the Software Product. Technical Support includes onsite services, professional or educational services, and modification of software code as deemed necessary by IGT.

“Work-around” means a change in the followed procedures or data to avoid an Error without substantially impairing use of the Software Product.

ARTICLE 2

Support Information

2.1 In order to open a service request for an Error experienced in the Software Product requiring Level 3 Support, PGIC should be provided a detailed description of the problem or issue, including any symptoms noted, any patterns seen (time of day or only certain users affected, etc…), any specific error messages received, and/or the specific output produced. If possible, a log file containing relevant log errors should also be provided. PGIC understands that due to unusual circumstances, it may not always be feasible to include all of this information. To provide better service to IGT, PGIC will identify information necessary for support and PGIC requests that as much of the information described be provided to PGIC as soon as possible. IGT understands that delays by IGT in providing the information identified by PGIC may hinder PGIC’s ability to bring timely resolution to an issue.

2.2 After IGT has provided as much of the above-described information as possible, the Designated Support Personnel will then attempt to help resolve the issue. If the issue cannot be resolved via the phone or other electronic communication, the issue may be tested at a PGIC location by the Designated Support Personnel. IGT may be asked to submit additional information necessary to resolve the issue. In the event that the Designated Support Personnel is unable to diagnose and, where appropriate, resolve a problem, then PGIC agrees to escalate the problem resolution in accordance with the escalation procedure. In all cases, PGIC will provide IGT a respective service request number. In the event that PGIC assesses the Error to be a non-PGIC defect or failure, PGIC will notify the IGT’s Global Support Center or other contact designated by IGT.

2.2 PGIC will have Designated Support Personnel available to IGT on a 24 hour, 7 day per week basis. At IGT’s request, PGIC will have the appropriate personnel on site within 24 hours of IGT making such a request.

ARTICLE 3

Support Response Times

PGIC agrees to use commercially reasonable efforts to respond to IGT’s requests for Technical Support and/or Software Maintenance based on the severity of the issue.

3.1 Severity 1 Error: PGIC will respond to a reported Severity 1 Error within one (1) hour of receiving a report of the Error along with all available Information that IGT can initially provide. PGIC will provide IGT with status updates hourly until the Error is resolved.

3.2 Severity 2 Error: PGIC will respond to a reported Severity 2 Error within four (4) hours of receiving a report of the Error along with all available Information that IGT can initially provide. PGIC will provide IGT with status updates every four (4) hours until the Error is resolved.

3.3 Severity 3 Error: PGIC will respond to a reported Severity 3 Error within one (1) business day of receiving a report of the Error along with all available Information that IGT can initially provide. PGIC will provide IGT with status updates daily until the Error is resolved.

3.4 Severity 4 Error: PGIC will respond to a reported Severity 4 Error within three (3) business days of receiving a report of the Error along with all available Information that IGT can initially provide.

3.5 Service Request Closure: PGIC agrees to use commercially reasonable efforts to work with the IGT for Problem Resolution for an issue in accordance with the specifications of this SMA. Timely efforts must be made by all parties involved. If communication from IGT ceases without notice, after five (5) business days, PGIC may, upon prior notice, close a service request due to inactivity on the part of IGT. If further work is necessary, a new service request will be opened and all pertinent materials may need to be resubmitted before work can continue.

ARTICLE 4

Service Coordination

4.1 Primary Account Support Engineer: PGIC will dedicate a Primary Account Support Engineer (identified in Appendix A) to assist in facilitating Problem Resolution. The Primary Account Support Engineer is a technical representative and one of the Designated Support Personnel, whose goal it is to build close relationships and promote an understanding of the infrastructure and processes of IGT and their use of the Software Product. The Primary Account Support Engineer assigns each incoming service request from an IGT Global Services Representative to an appropriate one of the Designated Support Personnel and ensures appropriate activity towards resolution being made by the projected date for resolution for Severity 1 and Severity 2 issues. When requested by an IGT Global Services representative, the Primary Account Support Engineer may compile service request status information and provide such information to the IGT Global Services representative. The Primary Account Support Engineer will also assist in timely resolution of issues identified by an IGT Global Services Representative in working with the assigned Designated Support Personnel. Telephone meetings or other means of electronic communication can be arranged and facilitated by the Primary

Account Support Engineer, as appropriate, with an IGT Global Services Representative and assigned Designated Support Personnel to specific service requests or other issues.

4.2 Escalation: Some work items (especially those associated with Severity 1 and 2 Errors) may need to be expedited. When this becomes the case, an IGT Global Services Representative will notify the Primary Account Support Engineer and/or the assigned Designated Support Personnel of the critical situation and PGIC will promptly agree to work with IGT on providing the solution for each critical situation. If the Primary Account Support Engineer determines that sufficient information has been provided by IGT and the escalation is accepted, work on resolving the escalation begins in accordance with this SMA. The Designated Support Personnel will promptly provide a written action plan to the IGT Global Services representative. Each action plan should include the following information: (1) a problems statement, including early evaluation of possible resolution; (2) confirmation, when possible, that PGIC can reproduce the problem; (3) problem status; (4) actions required; (5) what party is tasked with performing the actions (where the “party” may refer to PGIC, IGT, other vendors, etc. Although identification of the party performing the actions does not necessarily require the identification of a specific person); and (6) projected date for resolution, when possible.

ARTICLE 5

IGT Obligations

IGT agrees to the following:

5.1 IGT will provide all Level 1 and 2 Support for the Software Product.

5.2 All IGT personnel contacting PGIC for Technical Support will be familiar with the Software Product and the current issue with which IGT requires assistance.

5.3 IGT agrees that contact with PGIC will be through the specified number of Designated Support Personnel, as listed in Appendix A. Changes may be made to the Designated Support Personnel by IGT by providing written notice to the Primary Account Support Engineer identifying the updated list, including the IGT personnel who have been added to the list.

ARTICLE 6

PGIC Obligations

PGIC agrees to the following:

6.1 PGIC will provide all Level 3 Support for the Software Product.

6.2 PGIC will provide Software Maintenance of the Software Product routinely throughout the Term of this SMA.

6.3 PGIC will enter each Error requiring Level 3 Support into a problem tracking system and PGIC will maintain such problem tracking system for the benefit of IGT. PGIC will provide a weekly report to IGT showing each open Error that is being worked by PGIC.

6.4 PGIC will use commercially reasonable efforts to provide all Problem Resolutions to Errors requiring Level 3 Support, as determined by IGT.

ARTICLE 7

Exclusions

PGIC will have no obligation to provide Technical Support for:

7.1 Any hardware on which the Software Product resides.

7.2 Altered, damaged, or modified Software Product, where such alterations, damage, or modification has not been caused by PGIC or is outside of the ordinary research and/or development operations of IGT.

7.3 Any portion of the Software Product that was not originally developed by PGIC or that was developed by PGIC and later modified by another party.

ARTICLE 8

Term

8.1 Term: Technical Support and Software Maintenance will begin (the “Maintenance Start Date”) on the date of the first installation of the Developed Product as defined in the Software Customization and Integration Agreement entered into concurrently herewith and will continue for a period of […***…] thereafter. Any field trials required by the State of Nevada as part of the approval process will not be considered approval by the State of Nevada for the purposes of determining the Maintenance Start Date of this SMA.

B-7	***Confidential Treatment Requested

ARTICLE 9

Execution

Each party has caused this SMA to be executed by a duly authorized officer and delivered as of the Signature Date, whereupon it enters into full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this SMA to be executed and delivered as of the date first above written.

PROGRESSIVE GAMING INTERNATIONAL CORPORATION

By:	/s/ RUSSEL H. MCMEEKIN
Name:	Russel H. McMeekin
Title:	Chief Executive Officer

IGT

By:	/s/ DANIEL R. SICILIANO
Name:	Daniel R. Siciliano
Title:	Chief Accounting Officer and Treasurer

SMA APPENDIX A

[…***…]

B-9	***Confidential Treatment Requested

EXECUTION VERSION

EXHIBIT C TO THE ASSET PURCHASE AND LICENSE AGREEMENT

Casinolink® Jackpot System

1. Description

[…***…]

2. Servers and Components

[…***…]

C-1	***Confidential Treatment Requested

[…***…]

2	***Confidential Treatment Requested

[…***…]

3	***Confidential Treatment Requested

EXECUTION VERSION

EXHIBIT D TO THE ASSET PURCHASE AND LICENSE AGREEMENT

Required End User License Agreement Terms

[…***…]

D-1	***Confidential Treatment Requested

[…***…]

2	***Confidential Treatment Requested

[…***…]

3	***Confidential Treatment Requested

EXECUTION VERSION

EXHIBIT E TO THE ASSET PURCHASE AND LICENSE AGREEMENT

Approved Distributors

[…***…]

E-1	***Confidential Treatment Requested

SCHEDULE 4.2.2 TO THE ASSET PURCHASE AND LICENSE AGREEMENT

Existing Wide Area Installations

[…***…]

1	***Confidential Treatment Requested

SCHEDULE 8.2.2 TO THE ASSET PURCHASE AND LICENSE AGREEMENT

Pending Action Dates for Assigned Intellectual Property

[…***…].

2	***Confidential Treatment Requested

SCHEDULE 8.2.7 TO THE ASSET PURCHASE AND LICENSE AGREEMENT

PGIC Gaming Licenses

See attached.

3